Exhibit 10.2

[    ] Recipient’s Copy

[    ] Company’s Copy

FTI CONSULTING, INC.

2004 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

To Dominic DiNapoli:

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (the “Award”) of 125,000 restricted shares (the “Award Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), under the FTI Consulting, Inc. 2004 Long-Term Incentive Plan, as amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. The effective date of this Award will be November 1, 2005 (the “Grant Date”), subject to your promptly signing and returning a copy of this Agreement (as defined below) to the Company, and delivering to the Company a stock power, endorsed in blank, with respect to the Award Shares.

This Agreement (the “Agreement”) evidences the Award of the Award Shares. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan. By executing this Agreement, you acknowledge that you have received a copy of the Plan and the Prospectus for the Plan (as amended from time to time, the “Prospectus”). You may request additional copies of the Plan or Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 900 Bestgate Road, Suite 100, Annapolis, Maryland 21401 (Phone: (410) 224-8770). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally. This Agreement and the Award of the Award Shares are made in consideration of your employment with the Company and in fulfillment of applicable terms of the written employment agreement dated as of November 1, 2005 (the “Employment Agreement”), between you and the Company.

(1)	Terminology; Conflicts. The Glossary at the end of this Agreement includes definitions of capitalized words used in this Agreement that are not otherwise defined herein. Unless otherwise specifically provided in this Agreement, in the event of any conflict, ambiguity or inconsistency between or among any term, condition or defined term in this Agreement and the Plan, the provisions of, first, the Plan, and second, this Agreement, will control in that order of priority, except in the case of Section 13 of this Agreement which will control in all cases.

(2)	Terms and Conditions of the Award. The following terms and conditions will apply to the Award:

a.

Vesting. All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service with the Company or an Affiliate of the Company continues through the applicable date upon which vesting is scheduled to occur, one-ninth of the Award Shares will vest and become nonforfeitable on

December 31, 2006, and one-ninth of the Award Shares will vest and become nonforfeitable on each anniversary of such date, such that 100% of the Award Shares will be vested and nonforfeitable on December 31, 2014. None of the Award Shares will become vested and nonforfeitable after your Service with the Company and its Affiliates ceases unless this Agreement provides to the contrary.

b.	Acceleration of Vesting. All outstanding Award Shares will become fully vested and nonforfeitable upon the earliest of:

i.	Termination of your employment for any or no reason coincident with or during the 12-month period after the Change of Control occurs,

ii.	termination of your Service by the Company without Cause,

iii.	termination of your Service by you with Good Reason,

iv.	your death, or

v.	your becoming Disabled.

c.	Termination of Service. If your Service with the Company and its Affiliates ceases due to termination (i) by the Company for Cause, or (ii) by you without Good Reason, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited for no consideration. If your Service with the Company and its Affiliates ceases for any other reason, the Award Shares will remain in full effect.

(3)	Restrictions on Transfer. You may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Award Shares, and unvested Award Shares may not be subject to execution, attachment or similar process. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

(4)	Stock Certificates.

a.	Unvested Shares. You are reflected as the owner of record of the Award Shares on the Company’s books. The Company will hold the share certificates for safekeeping, or otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable, and any share certificates (or electronic delivery) representing such unvested shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares. You must deliver to the Company, as soon as practicable after the Grant Date, a stock power, endorsed in blank, with respect to the Award Shares. If you forfeit any Award Shares, the stock power will be used to return the certificates for the forfeited Award Shares to the Company’s transfer agent for cancellation.

b.	Vested Shares. As soon as practicable after the Award Shares vest, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf. If you are deceased at the time that a delivery of share certificates is to be made, the certificates will be delivered to your executor, administrator, or personal representative.

c.	Legends. Any share certificates delivered or Award Shares delivered electronically will, unless the Award Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Award Shares.

d.	Postponement of Delivery. The Company may postpone the issuance and delivery of any Award Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

i.	the completion or amendment of any registration of the Award Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; and

ii.	compliance with any reasonable requests for representations.

(5)	Taxation.

a.	Tax Withholding. By signing this Agreement, you authorize the Company, except as provided below, to deduct from any compensation or any other payment of any kind due you the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part. The Company agrees that it will, upon your request, permit you to satisfy, in whole or in part, the Company’s minimum statutory withholding tax obligation (based on minimum rates for federal and state law purposes, including payroll taxes) which may arise in connection with the Award either by electing to have the Company withhold the issuance of, or redeem, shares of Common Stock or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Committee have been made.

b.

Tax Election. You are advised to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this Award. You acknowledge that you have sought tax and legal advice from your own advisors regarding this Award or have voluntarily and knowingly foregone such consultation.

(6)	Adjustments for Corporate Transactions and Other Events.

a.	Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable will, without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split. Adjustments under this Section 6 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional Award Shares will result from any such adjustments.

b.	Binding Nature of Agreement. The terms and conditions of this Agreement will apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or other similar event, except as otherwise determined by the Committee. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement will inure to the benefit of the Company’s successor, and this Agreement will apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

(7)	Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement alters your at-will or other employment status pursuant to your Employment Agreement or other service relationship with your Employer and the Company. This Agreement is not to be construed as a contract of employment or service relationship between the Company or any of its subsidiaries and you, nor as a contractual right of you to continue in the employ of, or in a service relationship with, the Company or any of its subsidiaries for any period of time. This Agreement does not limit in any manner the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan, subject to the terms of your Employment Agreement, if applicable.

(8)	Rights as Stockholder. As the owner of record of Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares, except that you will not have any right to cash dividends or other distributions declared or paid with respect to nonvested and forfeitable Award Shares. All cash dividends and any other distributions paid with respect to nonvested Award Shares will be held by the Company in trust for your benefit and paid to you upon vesting of the Award Shares. Upon forfeiture of any Award Shares, any cash dividends and distributions then held in trust with respect to such shares will be forfeited and will be returned to the Company.

(9)	The Company’s Rights. The existence of the Award Shares does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(10)	Entire Agreement. This Agreement, inclusive of the Plan, contains the entire agreement between you and the Company with respect to the Award Shares. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Award Shares are superseded by this Agreement and are void and ineffective for all purposes.

(11)	Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan will govern.

(12)	Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Committee, except as provided in the Plan, the Employment Agreement or in any other written document signed by you and the Company.

(13)	Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award or the Award Shares will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(14)	Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(15)	Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which will be deemed an original, but all of which together will constitute the same instrument.

{The Glossary follows on the next page.}

GLOSSARY

(a) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships), as determined by the Committee.

(b) “Cause” has the meaning ascribed to such term in the Employment Agreement.

(c) “Change of Control” has the meaning ascribed to such term in the Employment Agreement.

(d) “Committee” means the Compensation Committee of the Board (or any successor Board committee as may be designated by the Board from time to time), comprised of directors who are independent directors as defined in the New York Stock Exchange’s Listed Company Manual and who are “non-employee directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

(e) “Company” means FTI Consulting, Inc., a Maryland corporation.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

(g) “Good Reason” has the meaning ascribed to such term in the Employment Agreement.

(h) “Service” means your employment or other service relationship with the Company or an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(i) “Disabled”; “Disability” has the meaning ascribed to such terms in the Employment Agreement.

(j) “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

{The signature page follows.}

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of this 1st day of November, 2005.

FTI CONSULTING, INC.

By:	/s/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President and Chief Financial Officer

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

WITNESS	DOMINIC DINAPOLI

/s/ JOANNE F. CATANESE	/s/ DOMINIC DINAPOLI Date: November 1, 2005

STOCK POWER

FOR VALUE RECEIVED, the undersigned, Dominic DiNapoli, hereby sells, assigns and transfers unto FTI Consulting, Inc., a Maryland corporation (the “Company”), or its successor,                  shares of common stock, par value $.01 per share, of the Company standing in my name on the books of the Company, represented by Certificate No.         , or as otherwise documented in the stock ledger for the Company, and hereby irrevocably constitutes and appoints Jack B. Dunn IV and Theodore I. Pincus, or any one of them, as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

/s/ JOANNE F. CATANESE	/s/ DOMINIC DINAPOLI Dated: November 1, 2005

10